Exhibit 21.1

Subsidiaries of Cambridge Display Technology, Inc.

(jurisdiction of organization)

CDT Holdings Limited (England)

Cambridge Display Technology Limited (England)

CDT Licensing Limited (England)

CDT Oxford Limited (England) (16% equity interest, 100% management control)